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                                                                    Exhibit 99.1


[NARROWSTEP,INC. LOGO]

MCCOURT ASSUMES CHAIRMANSHIP OF NARROWSTEP(TM) INC.

NEW YORK / LONDON (DECEMBER 1, 2006) - Narrowstep(TM) Inc (OTC BB: NRWS), the TV on the Internet company, announced that David C. McCourt, has been appointed Chairman of the Board and will also act as interim CEO. McCourt succeeds Steven Beaumont who has stepped down from his role with Narrowstep, Inc. to pursue other opportunities.

McCourt is the founder, Chairman and CEO of Granahan McCourt Capital, LLC, a private investment firm focused on investments in the telecommunications and media industries. Granahan McCourt was the lead investor in Narrowstep's February 2006 equity financing.

For more than 25 years, Mr. McCourt has been an entrepreneur, investor and business leader in the telecomm and media industries. During his career, McCourt has founded or bought ten companies in four countries in North America and Europe and has spearheaded a variety of financial transactions exceeding $7 billion. McCourt is widely recognized as a transformational force in the telecommunications business. THE ECONOMIST described him as having "incredible credentials as a telecom revolutionary."

Today Mr. McCourt sits on the boards of The National Advisory Board of J.P. Morgan/Chase, the North American Advisory Board of the Michael Smurfit Graduate School of Business at University College, Dublin, the Board of Overseers of the Robert Wood Johnson Medical School of the University of Medicine and Dentistry of New Jersey, American Irish Historical Society, and the Societe de Louvre, Paris.

David McCourt said, "I'd like to thank Steve for his dedication and commitment to the company. He was instrumental in bringing Narrowstep to the next level. We all wish him continued success and wish him well in his future endeavours. Narrowstep is on a continued path to becoming the innovator of the IP industry, and we look forward to our continued focus on customer service and technology development."


                                      ENDS


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ABOUT NARROWSTEP(TM)

Narrowstep(TM) Inc. (OTC BB: NRWS), the TV on the Internet company, is a leading global provider of broadband television services. Narrowstep's proprietary technologies and customer-focused services enable TV channels to be delivered over the Internet. 100+ companies worldwide have chosen Narrowstep because it offers the most television-like and true community building broadband experience. The company's telvOS(TM) (Television Operating System(TM)) and nBed(TM) technologies enables the most comprehensive delivery of video to mobile, wireless, Internet, broadband, video-over-IP and entirely new IP-delivered broadcast services. For more information, visit www.narrowstep.com or call 212-404-1400.

FOR FURTHER INFORMATION PLEASE CONTACT:

Jesse Deal                                           Cynthia Cooper
Allen & Caron                                        Narrowstep Inc.
212-691-8087                                         212-404-1860
jesse@allencaron.com